Exhibit 99.1

PROTECTIVE ANNOUNCES

SECOND QUARTER 2003 EARNINGS

BIRMINGHAM, Alabama (August 6, 2003) Protective Life Corporation (NYSE: PL) today reported results for the second quarter of 2003. Highlights include:

o	Net income for the quarter was $.85 per diluted share, compared to $.77 per share in the second quarter of 2002. Included in the current quarter’s income were pretax net realized investment gains of $28.0 million, compared to pretax gains of $13.8 million one year ago. The $28.0 million of realized gains is comprised of $0.2 million related to marking derivative contracts to market, and a $27.8 million net gain in portfolio activities.

o	For the quarter, operating income increased 3.1% to $.67 per diluted share compared to $.65 per share in the second quarter of 2002. Operating income differs from the GAAP measure, net income, in that it excludes realized investment gains and losses and related amortization. The tables below reconcile operating income to net income for the Company and its business segments.

o	Life insurance pretax operating income was $70.4 million for the quarter, an increase of 50.0% over the prior year quarter. The Company has substantially resolved the reinsurance overpayment matter first disclosed in the second quarter of 2002; the quarter’s earnings include $10.5 million related to the resolution. Second quarter life insurance sales were $74.5 million, an increase of 28.1% over the prior year quarter. This represents the highest level of quarterly life insurance sales in the Company’s history.

o	Pretax operating earnings in the Stable Value segment were $10.1 million for the quarter, compared to $9.1 million in the first quarter of 2003. Account balances remained steady at just over $4 billion, and spreads widened to 101 basis points during the quarter.

o	The Asset Protection segment reported a pretax loss of $16.9 million for the quarter. Included in the segment’s loss was a charge of $25.4 million primarily due to reserve strengthening in the Company’s runoff residual value insurance business and a $6.9 million gain on the sale of an inactive charter held in the segment. Core continuing operations’ results improved from $3.4 million in the first quarter of 2003 to $3.8 million this quarter. The segment’s ancillary runoff lines reported a loss (excluding the reserve strengthening charge) of $2.2 million for the quarter, compared to a loss of $0.8 million reported in the first quarter of 2003.

o	At June 30, 2003, the Company’s assets were $23.4 billion, compared to $21.0 billion at June 30, 2002, and share-owners’ equity per share was $22.71, excluding $6.70 per share of accumulated other comprehensive income, primarily unrealized gains on investments.

o	Protective experienced no significant credit defaults in its investment portfolio during the quarter. At June 30, 2003, below investment grade securities were approximately seven percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

John D. Johns, Protective’s Chairman, President and Chief Executive Officer commented:

“We are pleased to report record net income and the Company’s second best quarter for operating income, notwithstanding a number of special items that combined to reduce earnings in the quarter. The positive developments in the quarter include: record level of sales and earnings in our life insurance operations; improved spreads in the Stable Value segment; continuing excellent performance in our investment portfolio both in terms of credit performance and yields in the face of a difficult and volatile interest rate environment; the successful resolution of our efforts to collect reinsurance premiums overpaid on a block of universal life policies; and the closing of the sale of a redundant charter. Our Asset Protection Division continued to struggle, although there were some encouraging signs of improvement in the core, continuing lines of business. We substantially increased our reserve in the residual value line in response to the significant decline in used car prices that has occurred since last fall. With this substantial increase in the reserve, we believe we have now put this matter behind us. Annuity sales and earnings trends continue to be below plan, although rising interest rates may rekindle consumer demand for fixed annuity products. As we look to the second half of the year, we should see some slowing in the pace of life insurance sales, but continued good earnings performance in this segment. We expect to maintain our spreads in the Stable Value and fixed annuity lines within recent ranges. Although we expect some improvement in the earnings contribution from the Asset Protection line, we have begun a process to determine strategic alternatives for certain under-performing product lines. Overall, we believe the Company is on track for a solid finish to the year.”

Information Relating to Non-GAAP and Other Disclosures in This Press Release

All per share results are presented on a diluted basis.

Throughout this press release, GAAP refers to accounting principles generally accepted in the United States of America. Consolidated and segment operating income excludes net realized investment gains (losses) and the related amortization of deferred policy acquisition costs and gains (losses) on derivative instruments because fluctuations in these items are due to changes in interest rates and other financial market factors instead of mortality and morbidity. Management believes that consolidated and segment operating income (loss) enhances an investor’s and the Company’s understanding of the Company’s results of operations by highlighting the income (loss) attributable to the normal, recurring operations of the Company’s business.

As prescribed by generally accepted accounting principles, certain investments are recorded at their market values with the resulting unrealized gains (losses) affected by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owners’ equity. The market values of fixed maturities increase or decrease as interest rates rise or fall. The Company believes that an insurance company’s share-owners’ equity per share may be difficult to analyze without disclosing the effects of recording accumulated other comprehensive income, including unrealized gains (losses) on investments.

The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.

SECOND QUARTER CONSOLIDATED RESULTS

($ in thousands; net of income tax)
                                                                            2Q2003             2Q2002
                                                                           -------            -------

              Operating income                                             $47,282            $46,068
              Realized investment gains (losses)
                and related amortization                                    12,094              8,362
                                                                            ------             ------
              Net income                                                   $59,376            $54,430
                                                                           =======            =======
($ per share; net of income tax)
                                                                            2Q2003             2Q2002
                                                                           -------            -------

              Operating income                                                $.67               $.65
              Realized investment gains (losses) and
                related amortization
              Investments                                                      .18                 --
              Derivatives                                                       --                .12
                                                                              ----               ----
              Net income                                                      $.85               $.77
                                                                              ====               ====

         BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) before income tax for the periods shown:

                                                                     Operating Income Before Income Tax
($ in thousands)

                                                                            2Q2003             2Q2002
                                                                            ------             ------

              LIFE MARKETING                                               $46,116            $26,855
              ACQUISITIONS                                                  24,281             20,103
              ANNUITIES                                                      2,991              4,968
              STABLE VALUE CONTRACTS                                        10,098             10,287
              ASSET PROTECTION                                             (16,913)             2,623
              CORPORATE AND OTHER                                            4,113              3,780
                                                                           -------            -------
                                                                           $70,686            $68,616
                                                                           =======            =======

In the Life Marketing, Asset Protection, and Corporate and Other segments pretax operating income equals segment income before income tax for all periods. In the Annuities and Stable Value Contracts segments, operating income excludes realized investment gains and losses and related amortization as set forth in the table below. Income before income tax for the Annuities segment equaled $4.8 million for the second quarter of 2003 and $6.9 million for the second quarter of 2002. Income before income tax for the Stable Value segment equaled $14.4 million for the second quarter of 2003 and $10.0 million for the second quarter of 2002. All other realized investment gains and losses are not allocated to a business segment.

($ in thousands)                                                            2Q2003             2Q2002
                                                                            ------             ------

              Operating income before income tax                           $70,686            $68,616
              Realized investment gains (losses)
                and related amortization
                  Annuities                                                  1,839              1,904
                  Stable Value Contracts                                     4,260               (265)
                  Unallocated                                               12,507             11,227
                                                                            ------             ------
              Income before income tax                                     $89,292            $81,482
                                                                           =======            =======

SALES

The table below sets forth business segment sales for the periods shown:

(in millions)
                                                                           2Q2003             2Q2002
                                                                           ------             ------

              LIFE INSURANCE                                              $ 74.5              $ 58.2
              ANNUITIES                                                    141.8               359.9
              STABLE VALUE CONTRACTS                                       130.0                88.0
              ASSET PROTECTION                                             135.4               127.1

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Second quarter pretax operating income for the Life Marketing segment increased 71.7% compared to the second quarter of 2002. The quarter’s earnings included $10.5 million related to the recovery of previously disclosed overpayment of certain reinsurance premiums. The Company has now received payment from, or reached definitive agreement with, each of the affected reinsurers. Excluding this amount, pretax operating income increased by 32.8%. This increase is primarily attributable to growth in business-in-force due to strong sales in prior periods and lower expense variances. Total life insurance sales were $74.5 million in the quarter, compared to sales of $58.2 million during the second quarter of 2002, an increase of 28.1%. Mortality experience during the quarter was $.1 million worse than pricing, $.3 million more favorable than in the prior year quarter.

ACQUISITIONS: Pretax operating income in the quarter increased from $20.1 million in the second quarter of 2002 to $24.3 million this quarter. This increase was primarily attributable to favorable mortality experience of $0.9 million in the second quarter, approximately $2.1 million more favorable than the prior year quarter and to the earnings contribution of the 2002 Conseco acquisition, which was fully integrated as of July 1, 2003.

ANNUITIES: Pretax operating income in the Annuities segment decreased from $5.0 million in the second quarter of 2002 to $3.0 million this quarter, primarily because of lower sales of fixed annuities.

Total annuity sales in the second quarter were $141.8 million, compared to $359.9 million in the same period last year. The Company’s variable annuity sales increased 12.1% over the prior year quarter. Fixed annuity sales decreased from $275.7 million in the second quarter of 2002 to $47.4 million reflecting the Company’s continued focus on earning adequate returns in a challenging interest rate environment. Annuity account balances were $5.0 billion as of June 30, 2003.

STABLE VALUE CONTRACTS: Stable value contract account balances ended the quarter at $4.1 billion. Pretax operating income increased from $9.1 million in the first quarter of 2003 to $10.1 million in the second quarter due to a widening of spreads from 93 basis points to 101 basis points.

ASSET PROTECTION: The Asset Protection segment experienced a pretax operating loss of $16.9 million for the quarter compared to earnings of $2.6 million in the second quarter of 2002. Core operations contributed $3.8 million to earnings in the second quarter of 2003, an improvement of $0.4 million over the first quarter. Non-core and ancillary lines experienced a loss for the quarter of $27.6 million, including a charge of $25.4 million primarily due to reserve strengthening in its runoff residual value line of business.

The Company completed the sale of an inactive charter held in the segment. Proceeds from the sale were $6.9 million.

CORPORATE AND OTHER: This segment consists primarily of net investment income on capital, interest expense on all debt, and various other items not associated with the other segments. The increase in income between this quarter and the prior year quarter is primarily attributable to an increase in participating mortgage income, an increase in the segment’s investment income related to prepayments on securities, and improvement in the results of the Company’s cancer block of business. Results for the quarter also contained a $1.6 million charge for the early extinguishment of debt.

CONFERENCE CALL

There will be a conference call for management to discuss the quarter’s results with analysts and professional investors on Wednesday, August 6 at 10:00 a.m. Eastern. Analysts and professional investors may participate in this call by calling 1-800-884-5695 (international callers 1-617-786-2960) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern August 6 until midnight August 13. The recording may be accessed by calling 1-888-286-8010 (international callers 617-801-6888) and giving the code number 74311204.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight August 13, 2003.

Supplemental financial information will be available at release time through the Company’s web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to the risks of natural disasters, malicious and terrorist acts that could adversely affect our operations; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; our results could be negatively affected should actual experience differ from management’s assumptions and estimates; the use or reinsurance introduces variability in our statements of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate fluctuations could negatively affect our spread income or otherwise impact our business; equity market volatility could negatively impact our business; a deficiency in our systems could result in over- or underpayments of amounts owed to or by us and/or errors in our critical assumptions or reported financial results; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; our ability to maintain low unit costs is dependent upon the level of new sales and persistency of existing business; our investments are subject to market and credit risks; we may not realize our anticipated financial results from our acquisitions strategy; we are dependent on the performance of others; our reinsurers could fail to meet assumed obligations, increase rates or be subject to adverse developments that could affect us; computer viruses could affect our data processing systems or our business partners. Please refer to Exhibit 99(a) of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 268-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 268-3773